Exhibit 99.1

Antigenics Reports Third Quarter 2009 Financial Results

Conference Call Scheduled for Today at 11:00 a.m. Eastern Time

LEXINGTON, Mass.--(BUSINESS WIRE)--October 29, 2009--Antigenics Inc. (NASDAQ: AGEN) reported today its results for the quarter ended September 30, 2009. The company incurred a net loss attributable to common stockholders of $10.8 million, or $0.13 per share, basic and diluted, for the third quarter of 2009, compared with a net loss attributable to common stockholders in the third quarter of 2008 of $11.4 million, or $0.17 per share, basic and diluted. For the nine months ended September 30, 2009, the company incurred a net loss attributable to common stockholders of $32.8 million, or $0.43 per share, basic and diluted, compared with a net loss attributable to common stockholders of $35.5 million, or $0.57 per share, basic and diluted, for the comparable period in 2008. The company’s net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the three months ended September 30, 2009 and 2008 was $5.8 million and $8.2 million, respectively. The company’s net cash burn for the nine months ended September 30, 2009 and 2008 was $21.3 million and $24.4 million, respectively. The 2009 net cash burn primarily reflects the company’s efforts to support Oncophage in Russia, Europe, and other territories, while also executing cost containment efforts. Cash, cash equivalents and short-term investments amounted to $34.0 million as of September 30, 2009.

Third Quarter 2009 Corporate Update

  The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency advised the company at an oral meeting to anticipate a negative opinion on the marketing authorization application for Oncophage® (vitespen) in early-stage, localized renal cell carcinoma (RCC), or kidney cancer. Antigenics is currently evaluating its options to determine the best path forward.
  The Brain Tumor Research Center at the University of California, San Francisco (UCSF), initiated a new Phase 2 clinical trial of Oncophage in combination with the standard of care - radiation therapy plus Temodar® (temozolomide) - for newly diagnosed glioma patients. The investigator-sponsored study will evaluate median overall survival, progression-free survival and immunologic response.
  Data from an ongoing Phase 2 clinical trial that is testing Oncophage in recurrent glioma patients was recently presented at the Society of Neuro-Oncology meeting. Results reported in the first 20 patients treated with Oncophage show a median survival of 10.1 months, and to date six patients (30 percent) have survived at or beyond 12 months. These early data show an improvement in overall survival over the previous long-standing historical median survival of 6.5 months, which is also slightly favorable to the recently reported median survival of 9.2 months1 with Avastin® (bevacizumab) in patients with recurrent high-grade glioma.

  Pre-launch activities for Oncophage in intermediate-risk RCC in Russia continue, as the company explores potential government reimbursement. Antigenics is also exploring the possibility of making Oncophage available to patients in various territories through named patient and similar programs.
  Antigenics signed an amended and restated license agreement for use of the QS-21 adjuvant in ACC-001, a Phase 2 vaccine under development by JANSSEN Alzheimer Immunotherapy, which recently acquired Elan’s Alzheimer's Immunotherapy Program. They will now have the right to manufacture QS-21 for this indication, and the agreement calls for upfront and milestone payments to Antigenics, as well as royalties for at least 10 years after first commercial sale.
  Four vaccines containing QS-21 under development by partners such as GlaxoSmithKline are currently being tested in Phase 3 clinical trials, with eight in Phase 2, three in Phase 1, and several in preclinical development. Antigenics is generally entitled to receive milestones as products advance in development as well as royalties for at least 10 years after commercial launch with minimal associated expense.
  In August, Antigenics raised $20 million through two separate private placements of common stock and warrants to various institutional investors. Net proceeds to the company were nearly $18.6 million. At the company’s current net cash burn rate, it has sufficient funds to sustain operations into 2011.
  In the third quarter of 2009, Antigenics further reduced its debt balance through the exchange of 424,330 common shares for approximately $1.3 million in face value of its 2005 convertible notes. This resulted in a net gain of approximately $167,000 for the quarter ended September 30, 2009. The total amount of debt extinguished to date is expected to result in annualized savings of $1.6 million in cash interest.

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial (877) 762-5772 (domestic) or (706) 643-6986 (international); the access code is 37318218. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on November 12, 2009. The replay number is (800) 642-1687 (domestic) or (706) 645-9291 (international), and the access code is 37318218. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This earnings release contains forward-looking statements, including statements regarding anticipated regulatory decisions and strategies; development and commercialization efforts and clinical trial activities of the company and its licensees and collaborators; and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our licensees and collaborators; the possibility that clinical trial results will not be as favorable; the inability to secure local distributors and payment mechanisms in Russia or any other jurisdiction in which Antigenics may obtain product approval; the ability to raise capital and finance future activities; Antigenics’ dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors Section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2009. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

1 Friedman HS, Prados MD, Wen PY, et al. Bevacizumab alone and in combination with irinotecan in recurrent glioblastoma. Journal of Clinical Oncology 2009; 27:4733-4740.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
		(as adjusted)		(as adjusted)

Revenue	$896	$685	$2,787	$2,130

Operating expenses:
Research and development	3,747	5,396	13,680	16,965
General and administrative	3,515	5,132	11,589	16,142

Operating loss	(6,366)	(9,843)	(22,482)	(30,977)

Other expense, net	4,246	1,401	9,695	3,899

Net loss	(10,612)	(11,244)	(32,177)	(34,876)

Dividends on Series A convertible preferred stock	(198)	(198)	(593)	(593)

Net loss attributable to common stockholders	$(10,810)	$(11,442)	$(32,770)	$(35,469)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.13)	$(0.17)	$(0.43)	$(0.57)

Weighted average number of common shares outstanding, basic and diluted	85,802	66,209	75,335	62,195

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2009	December 31, 2008
		(as adjusted)
Cash, cash equivalents, and short-term investments	$34,008	$34,463
Total assets	51,350	56,822
Total stockholders' deficit	(18,910)	(20,330)

Note - The results for the three and nine months ended September 30, 2008 have been retrospectively adjusted to reflect the company’s adoption on January 1, 2009 of FASB ASC 470-20, Debt, Debt with Conversion and Other Options, resulting in additional non-cash interest expense of $313,000 and $919,000 respectively. During the three and nine months ended
September 30, 2009, the company recognized non-cash interest expenses of $117,000 and $502,000 respectively related to
FASB ASC 470-20. On January 1, 2009, the company also adopted the provisions of FASB ASC 815-40, Derivatives and
Hedging, Contracts in an Entity's Own Equity. Accordingly, the company reclassified $2,713,000 from long-term debt to derivative liabilities and the cumulative effect of the change in accounting principle in the amount of $716,000 was recognized as an adjustment to the opening balance of stockholders’ deficit.

CONTACT:
Antigenics Inc.
Media:
Brad Miles, 212-477-9007 x17
or
Investors:
Shalini Sharp, 800-962-2436